Exhibit (n)(3)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
BlackRock TCP Capital Corp.
Los Angeles, California

We have audited the consolidated statement of assets and liabilities of BlackRock TCP Capital Corp. (the “Company”), including the consolidated schedule of investments, as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in net assets, and cash flows for each of the three years in the period ended December 31, 2018. We have also audited the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018. Such consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and our reports on the consolidated financial statements and internal control over financial reporting dated February 28, 2019, expressing unqualified opinions are included elsewhere in this Registration Statement. The Senior Securities table is the responsibility of the Company’s management. Our responsibility is to express an opinion on such Senior Securities table in relation to the complete consolidated financial statements.

In our opinion, the information set forth in the Senior Securities table as of December 31, 2018, 2017, and 2016 is fairly stated in all material respects in relation to the consolidated financial statements from which it has been derived.

Los Angeles, California
February 28, 2019